TO OUR SHAREHOLDERS:

INOTEK Technologies Corp. reported earnings of $65,343 or $.01 per share on revenues of $6,107,634 for its second quarter ended November 30, 1995 compared with a net loss of $37,377 or $.01 per share on revenues of $6,370,961 for the second quarter of the previous year.

For the first six months of the year, the Company reported earnings of $100,300 or $.02 per share on revenues of $12,061,299 compared with a net loss of $84,503 or $.02 per share on revenues of $12,866,819 for the first six months of the previous year.

Thank you for your continued support.



/s/ NEAL E. YOUNG                          /s/ DAVID L. WHITE
---------------------------------          -------------------------------------
Neal E. Young                                                     David L. White
Chairman                                                 Chief Executive Officer

                                                                January 12, 1996



INOTEK TECHNOLOGIES CORP.
STATEMENTS OF OPERATIONS (UNAUDITED)


                                                           THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                               NOVEMBER 30                      NOVEMBER 30
                                                          1995            1994             1995             1994
-------------------------------------------------------------------------------------------------------------------
NET SALES                                             $ 6,107,634     $ 6,370,961     $ 12,061,299     $ 12,866,819
COST AND EXPENSES:
   COST OF SALES                                        4,359,711       4,611,039        8,631,282        9,340,788
   SALES AND MARKETING                                    895,073       1,137,848        1,777,878        2,374,242
   GENERAL AND ADMINISTRATIVE                             718,828         676,981        1,432,225        1,380,439
-------------------------------------------------------------------------------------------------------------------
      TOTAL COST AND EXPENSES                           5,973,612       6,425,868       11,841,385       13,095,469
-------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                   134,022         (54,907)         219,914         (228,650)
INTEREST EXPENSE                                           (7,667)        (35,226)         (15,042)         (61,926)
-------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) FROM CONTINUING
   OPERATIONS BEFORE INCOME TAXES                         126,355         (90,133)         204,872         (290,576)
INCOME TAXES                                               61,012         (23,446)         104,572          (92,405)
-------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS                 65,343         (66,687)         100,300         (198,171)
DISCONTINUED OPERATION                                        -            29,310              -            113,668
-------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                                   $    65,343     $   (37,377)    $    100,300     $    (84,503)
===================================================================================================================
PER SHARE:
   EARNINGS (LOSS) FROM CONTINUING OPERATIONS         $       .01     $      (.02)    $        .02     $       (.04)
   DISCONTINUED OPERATION                                     -               .01              -                .02
NET EARNINGS (LOSS)                                   $       .01     $      (.01)    $        .02     $       (.02)
===================================================================================================================


                           INOTEK TECHNOLOGIES CORP.
                                BALANCE SHEETS


                                                NOVEMBER 30        MAY 31
                                                   1995             1995
---------------------------------------------------------------------------
                                                (UNAUDITED)


                                    ASSETS

CURRENT ASSETS:
  CASH AND CASH EQUIVALENTS                     $   474,621     $   576,799
  TRADE RECEIVABLES, (NET OF
    ALLOWANCE FOR DOUBTFUL
    ACCOUNTS OF $20,259 AND
    $45,048)                                      2,559,148       2,664,396
  INVENTORIES                                     2,314,258       2,284,406
  DEFERRED TAX ASSET                                 48,676          52,000
  PREPAID EXPENSES & OTHER ASSETS                   235,245         115,393
---------------------------------------------------------------------------
TOTAL CURRENT ASSETS                              5,631,948       5,692,994

PROPERTY AND EQUIPMENT, NET                         424,561         449,975
GOODWILL, NET                                     2,222,396       2,255,350
OTHER ASSETS                                         66,226          43,990
DEFERRED TAX ASSET                                  169,222         160,000
---------------------------------------------------------------------------
TOTAL ASSETS                                    $ 8,514,353     $ 8,602,309
===========================================================================


                     LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  ACCOUNTS PAYABLE                              $ 1,568,729     $ 1,874,760
  ACCRUED EXPENSES                                  804,359         727,601
  INCOME TAXES PAYABLE                               69,592           5,215
  CURRENT PORTION OF NOTES PAYABLE                  317,383         222,298
---------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                         2,760,063       2,829,874

NOTES PAYABLE                                           -             5,945

REDEEMABLE COMMON SHARES,
  $.01 PAR VALUE, 85,109 SHARES
  AT NOVEMBER 30, 1995 AND 121,109
  SHARES AT MAY 31, 1995                            268,776         381,276

SHAREHOLDERS' EQUITY:
  COMMON SHARES, $.01 PAR VALUE;
    AUTHORIZED SHARES - 10,000,000
    ISSUED SHARES - 4,439,197 AT
      NOVEMBER 30 AND MAY 31
    OUTSTANDING SHARES - 4,354,088
      AT NOVEMBER 30 AND MAY 31                      43,541          43,541
ADDITIONAL PAID-IN CAPITAL                        3,299,546       3,299,546
RETAINED EARNINGS                                 2,142,427       2,042,127
---------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                        5,485,514       5,385,214
---------------------------------------------------------------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                          $ 8,514,353     $ 8,602,309
===========================================================================